EXHIBIT 99.2

AtheroGenics Completes Sale of $200 Million Convertible Notes

ATLANTA, Jan. 12 — AtheroGenics, Inc. (Nasdaq: AGIX) today announced that it has completed the sale of $200 million of its 1.5% Convertible Notes due 2012, which includes the exercise by the initial purchasers of their entire option to purchase an additional $25 million principal amount of the Notes. The Notes are convertible into AtheroGenics, Inc. common stock at a conversion rate of 38.5802 shares per $1,000 principal amount of notes (reflecting a premium of approximately 35% relative to the NASDAQ closing price for AGIX common stock of $19.20 on January 6, 2005).

As previously announced, AtheroGenics expects to use the proceeds of the offering to fund the ongoing costs of the ARISE trial of AGI-1067 and other research and development activities, including clinical trials, process development and manufacturing support, and for general corporate purposes, including working capital.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future, including, without limitation, statements regarding the intended use of proceeds from the sale of the notes and all other statements that are not purely historical, are deemed to be forward-looking statements. Words such as “believes,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain important factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements, including risks discussed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.